Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in Amendment No. 5 to the Registration Statement on Form S-1  of Love & Health Limited (the “Company”) of our report dated April 3, 2025 with respect to our audit of the Company’s financial statements as of September 30, 2024 and for the period from October 3, 2023 (inception) to September 30, 2024, which appears in the Prospectus as part of this Registration Statement. Our report contained an explanatory paragraph regarding uncertainty about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP
Irvine, California
September 12, 2025